ANNUAL REPORT

Epilog Imaging Systems, Inc.

75 E. Santa Clarita Street, Suite 600

San Jose, CA 95113

www.epilog.com

In this Annual Report the term “Epilog”, “we”, “us”, “our”, or “the company” refers to Epilog Imaging Systems, Inc.

The company, having offered and sold Common Stock pursuant to Regulation Crowdfunding under the Securities Act of 1933, as amended (the “Securities Act”) is filing this annual report pursuant to Rule 202 of Regulation Crowdfunding for the fiscal year ended December 31, 2020.  A copy of this report may be found on the company's website at www.epilog.com/investor.

FORWARD-LOOKING STATEMENTS

This report may contain forward-looking statements and information relating to, among other things, the company, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the company’s management. When used in this report, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements, which constitute forward looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

Business

Epilog was originally founded as Biotronix Corporation in 2010 as a Delaware holding company. It changed its name to Epilog Imaging Systems, Inc. on July 27, 2015 at which point it began operations.

Epilog develops advanced robotics and computer vision technology to help humans with repetitive tasks. Specifically, the company develops artificial intelligence (“AI”) vision products related to automobiles, self-driving, and the transportation industry. The company is seeking to bring human-quality, AI based vision driver-assistance technology to millions of cars already on the road today (mobile solutions) as well as queue management systems for monitoring the flow of people and vehicles (stationary solutions). The company’s products offer exceptionally high image quality AI in the form of compact and cost-efficient devices. Epilog products were designed for and best suited to monitoring large spaces such as highways, transportation hubs, parking lots and arenas.

Epilog’s unique vision technology can clearly see the world around us with 10x-100x times better cost-performance than other systems on the market today. The technology has eight patents granted and several others pending. The company believes that it has an estimated 10-year lead over competing companies.

Currently, the company is accepting orders on the Luma evaluation system (“EVK”) in the transportation sector. The EVK has generated $9,990 in revenues from sales for the company to date.

Although the company is accepting SideCar reservations in the automotive sector, the SideCar is not yet commercially available, is still under development and has not yet generated revenues from sales for the company. Development initiatives include the following:

●	Remote connectivity functions via an iPhone app to help monitor the vehicle.

●	Remote connectivity functions via an iPhone appt to provide control functions such as remote unlock or start.

The company intends to make the SideCar product commercially available in 2021.

The Company’s Vision

The company intends to be the brand leader in high-quality fixed and mobile AI computer vision systems. The company believes that it has a head start in AI high-definition vision systems and intends to become the leading company in that space, starting with fixed and mobile 8K AI vision systems. Research and innovation have driven the company to this point and it will continue to grow as a team and a brand as it leads the industry forward. Specifically, the company believes that it is poised to dominate the market for both mobile and fixed high-resolution AI vision systems for the following reasons:

●	10 years ahead of competition.

●	8 patents granted and more pending.

●	Three fully developed AI powered products.

●	Ready to disrupt billion-dollar industries.

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The Problem Epilog is solving

Epilog believes that current vision systems miss vital details in many important machine vision applications. People live in a complex world and take for granted their seamless ability to process thousands of objects around them of all sizes and shapes in wide-open spaces like highways, parking lots, warehouses, etc.  Current vision systems are limited in capability to detecting large objects within restricted fields of view. For example, most vision systems can detect people in a corridor or cars nearby on the road ahead, however covering larger spaces or detecting smaller objects is far too expensive and challenging.

*This image is computer generated to provide an example of typical machine vision systems detection capabilities.

The leading competing solutions use a complex web of sensors, dozens of cameras, radar and unproven Lidar technologies. The company believes that this approach results in systems that are too costly, bulky, complex and unreliable for the mass markets.

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The Epilog Solution

Epilog disruptive AI technology is poised to solve real-world problems. Over the past five years, Epilog has developed and has test marketed a disruptive new vision technology specifically designed to efficiently recognize intricate details in large spaces like roads, parking lots, airports, train stations, etc. The company believes its products have 10x-100x better cost-performance than other similar technologies on the market today.

On April 24, 2018 the company entered into technology development agreement representing a partnership with Jabil to efficiently mass produce the Luma concept. Using Jabil’s $100 million precision optical robotic manufacturing process the company is poised to offer an industrial- grade vision device that is cost-effective for commercial use.

In 2017, Epilog completed the world’s first handheld 12K AI camera prototype - the same quality as an IMAX theater. Epilog then quickly transitioned this technology to two closely related products, SideCar and Luma, that serve massive emerging markets.

The first product, Luma, retrofits standard camera installations with the company’s 8K AI vision to help manage the flow of vehicles and pedestrians at transportation hubs, parking lots and other similar large spaces.

The second product, SideCar, is a driver-assistance system that can be added into millions of existing cars to make them self-driving.

In 2020, Epilog developed and filed a patent for a new type of thermal imaging system. The technology is first being introduced in Tempo.  Epilog also developed the world’s first 16Kx16K 250MegaPixel imaging system as a proof of concept (Cinapse) in 2020.

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Principal Products and Services

SideCar

The company has developed SideCar, offering cutting-edge AI and optical capabilities in an integrated device that taps into a car’s computer in order to take control of gas, steering and brake, serving as a driver-assisting device. Specifically, SideCar is a self-driving addon for your car that enables hands-free driving on most roads with driver monitoring to ensure the driver is still aware of their surroundings. SideCar also allows the user to remotely adjust climate controls and unlock/lock their car when parked, as well as serving as a security device to monitor the car’s surroundings.

The company believes that SideCar will assist with the following:

●	Safer Driving

o	More than 94 percent of traffic accidents are caused by human error. SideCar always monitors the road and you, and never gets tired or distracted.

●	Less Stress

o	With SideCar at the wheel, you can sit back and relax on your drive. It handles the tedious acts of freeway driving and stop-and-go traffic.

●	Connected Ecosystem

o	SideCar allows you to remotely monitor your car’s location, vitals such as tire pressure, and temperature. It also has security features such as live feeds of the car’s external cameras.

SideCar’s compact design combines Epilog 8K optics with the world’s most advanced AI processer to safely drive your car in all conditions. The company’s multi-layer AI is trained with thousands of hours of driving data, and the company’s secondary safety and prediction AIs ensure a smooth experience.

Special emphasis goes into making SideCar as safe as possible. SideCar features will be rolled out in incremental steps as they are fully proven. The initial release only has a driver monitoring system to make sure the driver is engaged at all times. The driver monitoring system may qualify the driver for insurance discounts.

Using a combination of simulation and deep learning gained from video footage contributed by each driver on a daily basis, full confidence in the system will be established prior to enabling driver assistance features. In addition, driver assistance will be rolled out in phases. It will be initially limited to extended traffic jams (up to 45MPH). Similar to the Tesla driver assistance system, SideCar learns from each mile and each driver adding to the collective driving intelligence additional capability.

The immediate market for SideCar is driver assistance and retrofitting of approximately 50 million cars on the road today, and a future market is direct integration of our technology in cars 2023 and later. Operation is expected to be effectively “plug-and-play” with at least 5 million cars that already have Lane Keep Assist Systems (LKAS) already installed in the vehicle.

On February 29, 2020 the company began accepting SideCar reservations at $995 (pricing subject to change). SideCar is expected to be sold “direct to consumer” online and at physical locations. In addition, consumers can purchase an optional $9 per month subscription package for 4G connectivity and additional features. Comparatively, the cost to buy a self-driving car is approximately $40K-$200K or the estimated $10K option price that can be seen in Tesla Models. Although the company is accepting SideCar reservations, the SideCar is not yet commercially available and has not yet generated revenues from sales for the company.

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Luma

Using DSLR-quality optics to cover huge areas with great precision and AI, Luma is ready to change queue management. Luma will assist with traffic queue management in large spaces like airports, terminals, industrial and government buildings. Tens of millions of currently installed cameras need retrofitting and other sites require new cameras. Luma is poised to assist with the upgrading and updating of these systems. Further, reducing camera count in spaces like airports, terminals, industrial and government buildings, improves aesthetics, reduces maintenance costs and increases the overall system performance.

The production version of Luma will compete favorably on price with the competition. Competing products sell for approximately $10,000-$50,000. In addition, the production version will include built-in AI processing with the image quality to replace as many as ten standard cameras.  Reducing camera count improves aesthetics, reduces maintenance costs and increases the overall system performance.

Since January 2019 the Luma evaluation system (EVK) has been available for purchase for $4,995. A smaller, harsh-weather ready production version of Luma is currently in development. The company intends this product to cost $2,495 (for the full AI version) and $995 (for an entry level AI device), all pricing may be subject to change.

In addition, the company has lead customers engaged in the transportation sector (airports, train stations, metro areas) to deploy Luma in queue management trials.  The company anticipates that these trials will begin in 2021.

The Company’s Plans for New Products

Tempo

The Covid-19 pandemic has created a mass-market opportunity to expand Epilog high-resolution technology to thermal imaging systems. Epilogs’ Tempo system combines highest resolution intelligent visual tracking with thermal imaging to assist help screen people with Elevated Body Temperatures.

Two versions of Tempo product are currently in development.

●	A large area system for detecting EBT in public areas, such as transportation hubs, theme parks and shopping centers. The prototype is depicted below, on the left.

●

A low-cost small-area system is also being developed for application in lobbies/receptions, elevators, mass transit and ride sharing vehicles. A depiction of its application is shown below, on the right.

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The Tempo software (right) has been developed and test-marketed with dual thermal + visual smart AI sensors that scan multiple people simultaneously. Tempo has entered production as of 1Q21. Tempo is expected to be available online for pre-orders at a price of $1,499 with an optional subscription package of $9 a month beginning 2Q21.

Beyond EBT application, the company believes its Tempo vision systems will have superior performance for detection of flames in large areas as well as standard security and military applications. The Tempo system is expected to have the following:

●	Attain the highest accuracy radiometric measurements on the market.

●	Offer the largest coverage area of any system in the market.

●	Does not require blackbody calibrators for precision readings.

●	Detection speed is measured in milliseconds.

●	Provide programmable people and vehicle tracking.

●	AI system can intelligently message an operator via a network.

Cinapse

Cinapse is being developed for a client as the highest-resolution digital camera system in the world. The company’s goal is to build an AI based cinematic quality system with 16K x 16K (250MP) image capture quality, exceeding an IMAX theater or over 100x High Definition TV screens.

The intended use of this system is producing true-to-life content for consumption by large audiences. Epilog completed a Proof Of Concept (“POC”) system on November 20, 2020, for the aforementioned client demonstrating an image quality of 560 Megapixels, the highest in the world, about 20x higher than the closest competitor (the Red Helium 8K S35) and 65x higher than a typical iPhone. The Epilog system is suitable for production of IMAX quality sports & entertainment programming as well as remote monitoring and inspection in airborne and drone applications.

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Marketing/Distribution Channels

In 2021 Epilog intends to sell three distinct products: SideCar, Luma and Tempo. Tempo is in production as of Q1 2021. These products will be sold through different channels. Epilog’s fast-to-market entry strategy will initially offer direct-to-customer sales over online channels while distribution channels are being setup. An optional online subscription packages (estimated $5 per stream) will offer customers more features and insight into their device. Each Epilog 8K device can generate up to 64 distinct standard-definition streams.

Competition

Epilog has different competitors that span multiple industries including, but not limited to the following:

●	Automobile manufacturers

●	Tech transportation companies

●	Thermal imaging end-product manufacturers

●	Manufacturers of professional digital cinematography cameras and accessories

Epilog’s business strategy is focused on developing and patenting the core disruptive imaging technology and AI as opposed to producing and supporting the end products as some of the competitors do. For most of our products Epilog currently envisions proving the concept via direct online channels and then licensing the technology to established companies in each space. Manufacturing in most cases can be standardized via Epilog’s partner, Jabil.

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Epilog believes that its technology offers a significant cost-performance advantage of 10x-100x over the competition. Where competing solutions use a complex patchwork of sensors and AI to increase the range/coverage of their products, a single Epilog device excels at lower cost because a fewer number of sensors and more efficient AI. For example, Tesla uses 8 cameras with 5 of them looking forward to navigating traffic in their vehicles. This creates significant safety holes, especially at night. Self-driving taxis (Waymo, Uber, etc.) add “Lidar” to see better at night but at a cost of hundreds of thousands of dollars more. High quality imaging at night is also possible from Hollywood type cameras, e.g. Red.com, but these lack any AI capability and cost tens to hundreds of thousand dollars each.

Epilogs’ disruptive patented AI vision technology can see during the day or night with extremely high quality and at exceptionally low cost and minimal complexity. Epilog is collaborating with car companies to build the technology in future cars (2023+) and for immediate use, has developed SideCar an after-market solution for existing cars, as well as devices for traffic management.

The main competitor currently offering a professional grade 8K camera is Red Cinema (red.com). Red pricing varies from $25,000 - $75,000, AI is not included.  Consumer 8K cameras from Sony and Panasonic are yet to be launched now and the company believes that these products will not be automotive/industrial grade.

The company believes that other after-market solutions for self-driving will lack sufficient image quality to be safe (typically 6% of Epilog resolution) and unreliable. Traffic monitoring cameras with 8K resolution cost at least $10,000. The company believes that the current technology of traffic monitoring cameras is based on old Digital Still Camera (DSC) technology with no built-in AI capability.

Similarly, in thermal imaging applications, 4K systems have an estimated end-user price of $25,000-$100,000. Epilog’s 6K thermal imaging system, which is in development now, is expected to offer significantly better performance at a lower price point.

Production/Suppliers

The company is not currently in mass production, however, when full production begins the company believes that its key components will be supplied by four United States companies:

●	Nvidia (Arrow)

●	DRS technologies

●	FLIR Systems

●	Digikey

The company’s production partner Jabil is capable of manufacturing up to an estimated 15,000 units a day and is in a position to support almost unlimited OEM partnerships. On April 24, 2018 the company entered into the Jabil Circuits Service Agreement in which Jabil will provide design services to the company in the amount of approximately $350,000 to $550,000 with the value of the services to be provided in equity or amortized over the production of the initial Epilog units. Jabil and the company have not yet finalized the percentages of equity owed and/or amortization formula.

Research and Development

Research and development costs include salaries, research material, and administrative costs. During the years ended December 31, 2020 and 2019 the company recognized $12,334 and $8,861 in research and development costs, respectively. Part of these funds were allocated to further development of Luma and SideCar.

Employees

Epilog currently has 4 full-time employees and 5 part-time employees. The companies work at the company’s San Jose and Santa Cruz offices as well as remotely.

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Intellectual Property

The company relies on its intellectual property. As of December 31, 2020, the company has the following patents or trademarks granted or pending:

Filing/Issue Date:	Country	Title of Invention	Application No./Patent No.	Status	Assignment Recordals
7/9/2019 9/8/2015	US	Super Resolution Binary Imaging And Tracking System	10,348,963 14/847,886 CON of 13/236,057	Granted	Recorded: 10/15/2015 - Epilog Imaging Systems
9/15/2015 9/19/2011	US	Super Resolution Binary Imaging And Tracking System	9,137,433 13/236,057	Granted	Recorded: 10/15/2015 - Epilog Imaging Systems
11/01/2016 10/19/2011	US	Compound Dome Camera Assembly	9,485,395 13/276,686	Granted	Recorded: 10/20/2015 - Epilog Imaging Systems
12/4/2018 10/31/2016	US	Compound Dome Camera Assembly	10,148,916 15/338,694 CON of 13/276,686	Granted	Recorded: 10/31/2016 - Epilog Imaging Systems
09/25/2007 12/20/2004	US	Panoramic Imaging Display System With Canonical Magnifier	7,274,381 11/017,628 - CON of 10/005,824	Granted	Recorded: 5/3/2011 - Tempest Microsystems to Biotronix
08/11/2009 06/01/2007	US	High Density Storage System	7,573,715 11/757,042 This application claims priority to 60/810,379 which is a CIP of 10/394,964	Granted	Recorded: 10/16/2007- Tempest Microsystems Recorded: 05/03/2011 - Microsystems to BioTronix
12/21/2004 12/3/2001	US	Panoramic Imaging Display System With Canonical Magnifier	6,833,843 10/005,824, claiming Benefit to PCT/US02/38720 and 11/017,628	Granted	Recorded: 4/26/2002 - Tempest Microsystems Recorded: 5/3/2011 - Biotronix
9/3/2019 12/19/2014	US	Super Resolution Imaging And Tracking System	10,404,910 14/578,098 CON of 13/236,023	Granted	Recorded: 10/15/2015 - Epilog Imaging Systems
8/4/2017	US	Method And Apparatus For Obtaining Enhanced Resolution Images	15/669,737 claiming priority to 62/370,875 and is a CIP of 14/847,886, which is a CON of 13/236,057	Pending	Recorded: 08/07/2017 - Epilog Imaging Systems

Trademarks	Filing/Issue Date:	Country	Title of Invention	Application No./Patent No.	Status
140163.10002	2/2/2017	US	Quantum Definition	87/322,329	Granted
140163.10001	2/2/2017	US	Epilog Imaging Systems	87/322,319	switching to Epilog AI

Regulation

In the United States, driver assistance and self-driving technology is regulated by the National Highway Traffic Safety Administration (NHTSA) as well as individual states. SideCar is an after-market system similar in capability to the partial automation found in Cadillac, Tesla, Nissan, BMW, Mercedes and Volvo cars. These systems operate within well-established and understood NHTSA regulatory boundaries. Additionally, all automotive electronics need to be Automotive Safety Integrity Level (ASIL) certified. Epilog will seek both ASIL and NHTSA approvals, and any state approvals prior to making SideCar available on the US market.

Litigation

The company has not been a party to any litigation.

Property

On April 1, 2020, the company entered into a 19-month operating lease agreement for office space located at 155 Dubois Street, Suite D - 2nd Floor R&D Suite, Santa Cruz, CA. Lease payments under the agreement, as of August 1, 2020 are for $2,470 per month and will increase to $2,544 per month on May 1, 20201 and continue through December 31, 2021 when the lease expires.

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Directors, Executive Officers and Significant Employees

The directors, executive officers and significant employees of the company as of December 31, 2020 are as follows:

The following table sets out the company’s officers and directors. All work with the company on a full-time basis.

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Full Time/Part Time
Executive Officers
Michael Mojaver	Co-Founder/CEO/Secretary/Treasurer	58	June 28, 2010 until Present	Full Time
Lance Mojaver	Co-Founder/CTO	26	June 1, 2015 until Present	Full Time
Marc Munford	Business Development	58	Secretary, September 16, 2020 until present	Full Time
Dieter Koller	R&D	57	Not an officer	Part Time
Board of Directors
Michael Mojaver	Director	58	January 1, 2015 until Present
Rony Greenberg	Director	60	September 16, 2020 until present

Michael Mojaver: Co-Founder, CEO, Treasurer and Director

Michael Mojaver is currently Epilog’s Chief Executive Officer. He has served in that position for ten years, from June 2010 to the present date. Michael’s background is in starting, funding and leading technology companies in the United States and internationally. Michael has studied and worked at UC San Diego, Cornell University from 1989-1996, Fermilab and CERN (Switzerland). Michael’s first venture in 1996 was a microchip design company for vision products. Michael’s primary area of interest and continuing research is Neural Networks, AI, AR/VR. Prior to founding Epilog, he was the CEO of GIG from 2008 until 2010. Michael holds a BS in engineering and physics from University of California San Diego, obtained in 1989.

Lance Mojaver: Co-founder, CTO

Lance Mojaver is currently Epilog’s Chief Technology Officer. He has served in that position for five years, from January 2015 to the present date. Lance is the principal architect and developer for device, client, and server software at Epilog. He has more than six years of experience in real-time video software, creating video cameras from initial hardware design to user-facing product. Lance is passionate about creating cutting-edge vision solutions for robotic and consumer use cases.

Marc Munford: Business Development

Marc Munford is Epilog’s Consumer OEM Market Channel Development. He has served in that position since 2017. Marc comes to Epilog from an extensive career in Silicon Valley startups. Previously, Marc was co-founder of NetDrive — the first Internet personal storage service (before it was called Cloud) from 1999 to 2000. Marc has built and run sales and business development for early stage companies such as Visto/Good Technology from 2000 to 2004, Funambol from 2005 to 2012, Germain Software from 2013 to 2014, Treasure Data from 2015 to 2017,  and Wollongong/Attachmate from 1995 to 1996. Marc learned to evangelize breakthrough technology when he was a software engineer early in his career working for Steve Jobs at NeXT. Marc’s younger days in football also brings Epilog connections to major sports franchise leagues.

Dieter Koller: Research & Algorithm Development

Dieter Koller oversees Epilog’s science program. He has served in that position since 2017. Dieter has over a decade of management experience at various levels, including VP of Engineering, CTO, and Managing Director. He has a strong technical background within all facets of imaging technologies and computer vision, with applications in biometrics, multimedia, video compression and video processing, computer graphics, embedded technologies, as well as internet applications and new emerging technologies.

Dieter finished his Post Doctorate studies in the field of video tracking at University of California at Berkeley and California Institute of Technology 1992-1997, after studying computer science and physics at Karlsruhe Institute of Technology (KIT) in Germany. Dieter currently supports Epilog remotely from Germany.

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Rony Greenberg, Director

Rony Greenberg is currently a member of the board of directors of Epilog.  He was appointed in September 2020.  From 2011 until present, Rony has been the Vice President of business development at eyeSight Technologies.  In addition, Rony was formerly  the director of Intel Capital from 2000 to 2001.  Rony is a business leader with a consistent track record of delivering dramatically increased revenues, gross margin and profits.  He is also experienced at efficiently orchestrating and navigating complex organizations with cross functional teams located worldwide. Rony graduated from Tel Aviv University in 1990.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

●

During the years ending December 31, 2018 and 2017, Michael Mojaver advanced funds to the company for use with regards to operations. As of December 31, 2019 and 2018, the amount of advances outstanding is $223,525 and $186,375, respectively, and are recorded under ‘Advances – related party’ on the balance sheets. These advances accrue interest at the minimum federal statutory rate to comply with related party rules and Section 7872. The accrued interest balance at December 31, 2019 and 2018 was $94,101 and $94,101, respectively.

●	During October 2018, the company’s chief technology officer, Lance Mojaver, purchased 1,716,528 common shares, at par value, for $172.29.

●

As of October 2018, Nina Mojaver was awarded 122,609 shares of Common Stock. From July 1, 2016 until June 30, 2019, Epilog occupied office space at a building owned by Nina Mojaver in downtown San Diego. The equivalent rent, based on the current offering price of 75 cents a share would be approximately $92K. The shares were purchased at par value of 0.0001 for a total purchase price of $12.31.

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-attacks and the ability to prevent those attacks). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to the Company

The company has a limited operating history upon which you can evaluate its performance, and has not yet generated profits. Accordingly, the company’s prospects must be considered in light of the risks that any new company encounters. Epilog was incorporated under the laws of the State of Delaware on June 28, 2010, but did not begin operations until July 2015. The company has not yet generated sustained profits. The likelihood of its creation of a viable business must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the growth of a business, operation in a competitive industry, and the continued development of its technology and products. The company anticipates that its operating expenses will increase for the near future, and there is no assurance that it will be profitable in the near future. The company will only be able to pay dividends on any shares once its directors determine that it is financially able to do so. Epilog Imaging Systems, Inc has incurred a net loss and has had limited revenues generated since inception. There is no assurance that the company will be profitable in the next 3 years or generate sufficient revenues to pay dividends to the holders of the shares. You should consider the business, operations and prospects in light of the risks, expenses and challenges faced as an emerging growth company.

The company anticipates sustaining continued operating losses. It is anticipated that the company will continue to sustain operating losses. Epilog’s ability to become profitable depends on success in licensing and selling of products. There can be no assurance that this will occur. Unanticipated problems and expenses are often encountered in offering new products, which may impact whether the company is successful. Furthermore, the company may encounter substantial delays and unexpected expenses related to development, technological changes, marketing, regulatory requirements and changes to such requirements or other unforeseen difficulties. There can be no assurance that the company will ever become profitable. If the company sustains losses over an extended period of time, it may be unable to continue in business.

The company is reliant on offering and producing limited products. All of the company’s current services are variants on one type of service, providing products related to artificial intelligence (AI) vision systems. The company’s revenues are therefore dependent upon the market for customers and corporations interested in AI vision systems and related technology. The company may never have an operational product or service. It is possible that there may never be an operational SideCar or Luma or that the products may never be used to engage in transactions. It is possible that the failure to release the product is the result of a change in business model upon the company making a determination that the business model, or some other factor, will not be in the best interest of company and its stockholders/members/creditors.

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The company has only manufactured a prototype for the SideCar and Luma and may fail to release the products. The company is currently in the research and development stage and has only manufactured a prototype for its SideCar and Luma. It is possible that these products might never be operation products or that the product may never be used to engage in transactions. It is possible that the failure to release the product is the result of a change in business model upon the company’s making a determination that the business model, or some other factor, will not be in the best interest of the company and its stockholders.

Delays and cost overruns could materially and adversely affect the company’s operations. Delays or cost overruns in the development of the company’s SideCar and/or Luma and failure of the product to meet the company’s performance estimates may be caused by, among other things, unanticipated technological hurdles, difficulties in manufacturing, changes to design and regulatory hurdles. Any of these events could materially and adversely affect the company’s operating performance and results of operations.

The company relies on third parties to provide services essential to the success of its business. The company relies on third parties to provide a variety of essential business functions for it, including manufacturing, shipping, accounting, legal work, public relations, advertising, retailing, and distribution. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. It is possible that the company will experience delays, defects, errors, or other problems with their work that will materially impact its operations and it may have little or no recourse to recover damages for these losses. A disruption in these key or other suppliers’ operations could materially and adversely affect the company’s business. As a result, your investment could be adversely impacted by the company’s reliance on third parties and their performance.

The company’s ability to sell its product or service is dependent on outside government regulation which can be subject to change at any time. The company’s ability to sell product is dependent on the outside government regulation such as the NHTSA (National Highway Traffic Safety Administration), FTC (Federal Trade Commission) and other relevant government laws and regulations. The laws and regulations concerning the selling of product may be subject to change and if they do then the selling of product may no longer be in the best interest of the company. At such point the company may no longer want to sell product and therefore your investment in the company may be affected.

The company may not be able to protect its intellectual property. Trademark and copyright litigation have become extremely expensive. Even if the company believes that a competitor is infringing on one or more of its trademarks or copyrights, the company might choose not to file suit because it lacks the cash to successfully prosecute a multi-year litigation with an uncertain outcome; or because it believes that the cost of enforcing its trademark(s) or copyright(s) outweighs the value of winning the suit in light of the risks and consequences of losing it; or for some other reason. Choosing not to enforce its trademark(s) or copyright(s) could have adverse consequences for the company, including undermining the credibility of its intellectual property, reducing its ability to enter into sublicenses, and weakening the company’s attempts to prevent competitors from entering the market. As a result, if the company is unable to enforce its trademark(s) or copyright(s) because of the cost of enforcement, your investment in the company could be significantly and adversely affected.

The company’s success will depend on its ability to secure additional patent protection for its core technologies and be able to enforce those patents. Some patent applications that are pending may not result in issued patents. If any patent application results in an issued patent, that patent may later be invalidated or held unenforceable as patent law changes. Further, the outsourcing of the manufacture of the company’s product may result in the unauthorized exposure of the intellectual property of the company.

The company’s trademarks, copyrights and other intellectual property could be unenforceable or ineffective. Intellectual property is a complex field of law in which few things are certain. It is possible that competitors will be able to design around the company’s intellectual property, find prior art to invalidate it, or render the patents unenforceable through some other mechanism. If competitors are able to bypass the company’s trademark and copyright protection without obtaining a sublicense, it is likely that the company’s value will be materially and adversely impacted. This could also impair the company’s ability to compete in the marketplace. Moreover, if the trademarks and copyrights are deemed unenforceable, the company will almost certainly lose any potential revenue it might be able to raise by entering into sublicenses. This would cut off a significant potential revenue stream for the company.

The company’s business projections are only projections. There can be no assurance that the company will meet its projections. There can be no assurance that the company will be able to find sufficient demand for its product, that people think it’s a better option than a competing product, or that the company will able to provide the service at a level that allows it to make a profit and still attract business.

If the company cannot raise sufficient funds, it will not succeed. The company is likely to need additional funds in the future in order to grow, and if it cannot raise those additional funds for whatever reason, including reasons relating to the company itself or to the broader economy, it may not survive.

Future fundraising may affect the rights of investors. In order to expand, the company is likely to raise funds again in the future, either by offerings of securities or through borrowing from banks or other sources. The terms of future capital-raising, such as loan agreements, may include covenants that give creditors greater rights over the financial resources of the company.

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The company’s future success is dependent on the continued service of a small executive management team. The company depends on the skill and experience of two individuals, Michael and Lance Mojaver. Each has a different skill set. The company’s success is dependent on their ability to manage all aspects of the business effectively. Because the company is relying on its small executive management team, it lacks certain business development resources that may hurt its ability to grow its business. Any loss of key members of the executive team could have a negative impact on the company’s ability to manage and grow its business effectively. The company does not maintain a key person life insurance policy on any of the members of its senior management team. As a result, the company would have no way to cover the financial loss if it were to lose the services of its directors or officers. In addition, if the company is unable to attract, hire and retain the right talent or make too many hiring mistakes, it is likely the business will suffer from not having the right employees in the right positions at the right time. This would likely adversely impact the value of your investment.

The company faces significant market competition. The company will compete with larger, established companies who currently have products on the market and/or various respective product development programs. They may have much better financial means and marketing/sales and human resources than Epilog. They may succeed in developing and marketing competing equivalent products earlier than Epilog, or superior products than those developed by the company. There can be no assurance that competitors will render the company’s technology or products obsolete or that the products developed by the company will be preferred to any existing or newly developed technologies. It should further be assumed that competition will intensify.

The company could be adversely affected by product liability, personal injury, or other health and safety issues. Manufacturing or design defects, unanticipated use of the company’s products, or inadequate disclosure of risks relating to the use of the products could lead to injury or other adverse events. These events could lead to recalls or safety alerts relating to its products (either voluntary or required by governmental authorities) and could result, in certain cases, in the removal of a product from the market. Any recall could result in significant costs as well as negative publicity that could reduce demand for its products. Personal injuries relating to the use of its products could also result in product liability claims being brought against the company. In some circumstances, such adverse events could also cause delays in new product approvals. Similarly, negligence in performing its services can lead to injury or other adverse events.

Any valuation at this stage is difficult to assess. The valuation of the company was established by the company. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially early-stage companies, is difficult to assess and you may risk overpaying for your investment.

[The Company’s Consolidated Financial Statements include a Going Concern Opinion. The company’s consolidated financial statements were prepared on a “going concern” basis.

Certain matters, as described in the accompanying financial statements, indicate there may be substantial doubt about the company’s ability to continue as a going concern. Specifically, the company had a total accumulated deficit of $1,069,855 as of December 31, 2020. Therefore, there is substantial doubt about the ability of the Company to continue as a going concern. There can be no assurance that the company will achieve its goals and reach profitable operations and is still dependent upon its ability (1) to obtain sufficient debt and/or equity capital and/or (2) to generate positive cash flow from operations.

Risks Related to Securities

There is no current market for any shares of the company’s stock. Investors should be prepared to hold their investment for several years or longer. More importantly, there is no established market for these securities and there may never be one. As a result, if an investor decides to sell these securities in the future, you may not be able to find a buyer. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral.

Investors in the company’s Common Stock have assigned their voting rights. Investors are required to grant an irrevocable proxy, giving the right to vote its shares of Common Stock to the company’s CEO. This irrevocable proxy will limit investors’ ability to vote their shares of Common Stock until the events specified in the proxy, which include the company’s IPO or acquisition by another entity, which may never happen.

Risks Related to Covid-19

The company’s results of operations may be negatively impacted by the coronavirus outbreak. In December 2019, a novel strain of coronavirus, or COVID-19, was reported to have surfaced in Wuhan, China. COVID-19 has spread to many countries, including the United States, and was declared to be a pandemic by the World Health Organization. Efforts to contain the spread of COVID-19 have intensified, and the U.S., Europe, and Asia have implemented severe travel restrictions and social distancing. The impacts of the outbreak are unknown and rapidly evolving. A widespread health crisis has adversely affected and could continue to affect the global economy, resulting in an economic downturn that could negatively impact the value of the Shares and investor demand for the Shares generally.

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The continued spread of COVID-19 has also led to severe disruption and volatility in the global capital markets, which could increase the company’s cost of capital and adversely affect its ability to access the capital markets in the future. It is possible that the continued spread of COVID-19 could cause a further economic slowdown or recession or cause other unpredictable events, each of which could adversely affect Epilog’s business, results of operations, or financial condition.

The extent to which COVID-19 affects the company’s financial results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions to contain the outbreak or treat its impact, among others. Moreover, the COVID-19 outbreak has had and may continue to have indeterminable adverse effects on general commercial activity and the world economy, and the company’s business and results of operations could be adversely affected to the extent that COVID-19 or any other pandemic harms the global economy generally.

Actual or threatened epidemics, pandemics, outbreaks, or other public health crises may adversely affect Epilog’s business. Epilog’s business could be materially and adversely affected by the risks, or the public perception of the risks, related to an epidemic, pandemic, outbreak, or other public health crisis, such as the recent outbreak of novel coronavirus, or COVID-19. The risk, or public perception of the risk, of a pandemic or media coverage of infectious diseases could adversely affect the value of the Common Stock and the financial condition of our investors or prospective investors, resulting in reduced demand for the Common Stock generally. “Shelter-in-place” or other such orders by governmental entities could also disrupt the company’s operations, if employees, who cannot perform their responsibilities from home, are not able to report to work.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays, as of December 31, 2020 the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of the company’s capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of the company’s capital stock:

Beneficial owner	Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class (1)	Percent of voting power
Michael Mojaver	Common Stock	Michael Mojaver 318 Cliff Drive, Aptos, CA 95003	10,000,000	500,000	72.8%	72.8%
Lance Mojaver	Common Stock	Lance Mojaver 318 Cliff Drive, Aptos, CA 95003	1,722,865	400,000	12.6%	12.6%

__________

(1)

The column “Percent of Class” includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column will not add up to 100%.

RECENT OFFERINGS OF SECURITIES AND OUTSTANDING DEBT

During the past three years, the company has engaged in the following offerings of securities:

•	In October 2018 the company sold 2,199,608 shares of Common Stock at par value for $220 pursuant to Section 4(a)(2). The company used the proceeds from that offering for general operations.

•	In October 2018 the company sold 61,531 shares of Common Stock at par value for $6.00 pursuant to Section 4(a)(2). The company used the proceeds from that offering for general operations.

•

Starting on February 27, 2020 the company initiated an offering to raise up to $1,070,000 through the issuance of Common Stock on StartEngine pursuant to Rule 506(c) of Regulation CF under the Securities Act of 1933 (the “February Regulation CF Offering”). The offering closed on June 27, 2020 and the company raised $1,040,423. The company intends to use the proceeds from this offering for general operations.

•

Starting on March 28, 2021 the company commenced its initial Regulation A offering. The Regulation A offering consisted of Common Stock. As of April 22, 2021 the company has sold 372,220 shares of Common Stock at a price of $1.40 per share for a total of $521,109.

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Previous Regulation CF Offering in 2019

In 2019, Epilog initiated a crowd fundraising campaign with the investment platform, SeedInvest, to raise funds for the development and marketing of SideCar (the self-driving product). The campaign included concurrent offerings under Regulation Crowdfunding and Rule 506(c) of Regulation D, with a combined minimum target of $600,000. While the company reached its Regulation Crowdfunding target of $25,000, the overall campaign minimum target of $600,000 was not reached and the company decided to accept any funds in that offering.

DESCRIPTION OF CAPITAL STOCK

The shares of Common Stock are subject to an irrevocable proxy whereby all voting rights will be held by the company’s CEO.

The following description summarizes important terms of the company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Certificate of Incorporation and its Amended and Restated Bylaws, copies of which will be filed as Exhibits to this Annual Report. For a complete description of Epilog’s capital stock, you should refer to its Certificate of Incorporation, Amended and Restated Bylaws, and applicable provisions of the Delaware General Corporation Law.

Epilog’s authorized capital stock consists of 25,000,000 shares of Common Stock, $0.0001 par value per share, and 5,000,000 shares of Preferred Stock, $0.0001 par value per share.

As of December 31, 2020, the outstanding shares of Epilog. included:

●	13,732,845 shares of Common Stock.

●	0 shares of Preferred Stock.

Common Stock

The amount of the Common Stock authorized is 25,000,000.

Voting Rights: Each share is entitled to 1 vote.

Material Rights: Dividends, upon the capital stock of the corporation, subject to the applicable provisions, if any, of the Certificate of Incorporation, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property or in shares of capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purposes as the board of directors shall think conducive to the interest of the corporation, and the board of directors may modify or abolish any such reserve in the manner in which it was created.

Irrevocable Proxy: The Subscription Agreement, filed as an exhibit to this Annual  Report grants an irrevocable proxy to the company’s CEO to (i) vote all securities held of record by the investor (including any shares of the company’s capital stock that the investor may acquire in the future), (ii) give and receive notices and communications, (iii) execute any written consent, instrument or document that the CEO determines is necessary or appropriate at the CEO’s complete discretion, and (iv) take all actions necessary or appropriate in the judgment of the CEO for the accomplishment of the foregoing. The proxy will survive the death, incompetency and disability of an individual investor and, if an investor is an entity, will survive the merger or reorganization of the investor or any other entity holding the shares of Common Stock. The proxy will also be binding upon the heirs, estate, executors, personal representatives, successors and assigns of an investor (including any transferee of the investor). Any transferee of the investors party to the subscription agreement must agree to be bound by the terms of the proxy. The proxy will terminate upon the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock or the effectiveness of a registration statement under the Exchange Act covering the Common Stock.

Preferred Stock

The amount of Preferred Stock authorized is 5,000,000. A total of 0 are outstanding.

Voting Rights: The voting rights of the Preferred Stock may be determined at time of designation of any such series of Preferred Stock.

Material Rights: The board of directors is expressly authorized to fix by resolution the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions of any series of preferred stock which are permitted by the Delaware General Corporation Law.

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What it means to be a minority holder

In our company, the class and voting structure of our stock has the effect of concentrating voting control with a few people along with a small number of shareholders. As a result, these few people collectively have the ability to make all major decisions regarding the company. As a holder of the common stock, you will grant a proxy to the CEO for your voting rights, therefore you will have no voting rights. You will hold a minority interest in the company and the founders combined with a few other shareholders will still control the company. In that case, as a minority holder you will have limited ability, if at all, to influence our policies or any other corporate matter, including the election of directors, changes to our company’s governance documents, additional issuances of securities, company repurchases of securities, a sale of the company or of assets of the company or transactions with related parties.

Dilution

An investor’s stake in a company could be diluted due to the company issuing additional shares (including upon the conversion of convertible securities). In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as the Regulation A Offering, an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2017 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.
•

In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

•

In June 2018 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth $26,660.

Valuation

The company determined the share price of its Common Stock in its Regulation CF offering based on its own assessment of the company's current and future value, as well as relative risk for investors investing in similarly situated companies.

Transfer Restrictions – Regulation Crowdfunding

Securities purchased through a Regulation Crowdfunding offering, including any securities into which they convert, are not freely transferable for one year after the date of purchase of the securities, except in the case where they are transferred:

1.	To the company that sold the securities
2.	To an accredited investor
3.	As part of an offering registered with the Commission
4.

To a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser, or in connection with the death or divorce of the purchaser.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Annual Report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Annual Report.

Overview

The company creates imaging technologies that meet and exceed the capabilities of human vision. Epilog has not generated significant revenues for the years ended December 31, 2020 and December 31, 2019.

Results of Operations

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

Epilog generated $10,000 in revenues for the year ended December 31, 2020 and $$9,990 for the year ended December 31, 2019.

During 2020 the company transitioned from pure research and development phase to supporting product sales and service contracts in 2020.

The operating expenses currently consist of: (i) General and Administrative costs, (ii) payroll expense, (iii) professional fees, (iv) research and development, and (v) depreciation and amortization. Total operating expenses totaled $363,099 for the year ended December 31, 2020 compared to $74,846 for the year ended December 31, 2019 an increase of 558%.  The increase was primarily due to an increase in General and Administrative expenses of approximately $150,000.  This increase was due to the cost of the Reg CF offering in 2020.

In addition, the company spent $77,157 on professional fees for the year ended December 31, 2020 compared to $24,141 for the year ended December 31, 2019 and $83,057 in payroll expenses for the year ended December 31, compared to $0 for the year ended December 31, 2019. These increases were due to the expenses related to conducting our offerings of securities, and compensating management and employees following receipt of those proceeds.

As a result of the foregoing, the company generated a net loss of $ 292,029 for the year ended December 31, 2020 compared to a net loss of $64,856 for the year ended December 31, 2019.

Liquidity and Capital Resources

Starting on March 28, 2021 the company commenced its initial Regulation A offering.   The Regulation A offering consisted of Common Stock. As of April 22, 2021 the company has sold 372,220 shares of Common Stock at a price of $1.40 per share for a total of $521,109.

The company’s current capital resources come from investments and contracts. Most company employees continue to work on equity payments to conserve cash for research & development, product development and new fundraising activities. For example, on September 14, 2020 the board of directors approved to allocated 670,000 shares at total price of $67 for services rendered in 2019 and 670,000 shares for services rendered in 2020 to key individuals to be granted once the company stock option plan is in place.  Also being strategically located in Silicon Valley and as a result of Covid-19 the company continues to have minimal expenses related to travel.]

The company has relatively low overhead. As the company transitions to delivering products to customers, traditional lines of credit and inventory financing are expected to be secured as needed.

The company has conducted a successful crowdfunding campaign that has made cash available for the purpose of initial product deliveries.

On December 31, 2020 the company’s cash on hand was $376,482 compared to $30,70 for the year ended December 31, 2019. The increase in cash on hand was due to the infusion of new capital from the Regulation CF offering. However, the company has recorded losses since inception, and as of December 31, 2020 had a net loss of $361,926 compared to a net loss of $64,856 for the year ended December 31, 2019.  As of December 31, 2020 the company had a stockholders’ deficit of $300,709 compared to $195,751 for the year ended December 31, 2019. The company plans to continue to try to raise additional capital through crowdfunding offerings, equity issuances, or any other method available to the company. Absent additional capital, the company may be forced to significantly reduce expenses and could become insolvent.

In addition, the company has a shareholder loan with the current outstanding balance of combined principal and interest, as of December 31, 2020 and December 31, 2019 of $227,525 and $223,525, respectively, with a continued interest rate of 1% per year. The company intends to have a portion of this balance repaid through Dec 31, 2021.

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During 2020, the company has completed the following capital raising activity:

●	During 2020, the CEO advanced the company an additional $4,000.

●

During 2020, the company sold a total of 1,387,231 shares of common stock to 2,774 investors for total cash proceeds of $1,040,423 pursuant to Section 4(a)(2). The company used the proceeds from that offering for general operations.

●	The company returned $30,000 to an investor for a convertible note that was not finalized

●

On June 30, 2020 signed a Reg A posting agreement with StartEngine for $15K:  The agreement is to raise up to $50,000,000 with a, 7% commission based on the dollar amount received from investors, In addition 2% commission to be paid in the same securities as this offering and at the same terms.

During 2020, the company has incurred the following expense obligations:

●

On April 1, 2020 the company signed a one-year Lease agreement for its R&D suite located at 155 Dubois Street, Santa Cruz CA 95060. On August 1, 2020 the lease was revised to include some additional space and extended through December 31, 2021. The new monthly rate, effective August 1, 2020 is $2,470 per month and will increase to $2,544 per month on May 1, 2021.

●	On April 4, 2020 the company signed a promotional agreement with StartEngine for the Epilog Regulation Crowdfunding Campaign, digital marketing for approximately $60,000.

●	On April 16, 2020 the company signed a Contract with a publicly traded company for a “Proof of Concept” design services of a 16K x 16K camera system, for $37,000.

Plan of Operations

Epilog intends to lead the market in two main areas: automotive vision systems and queue management. It expects the bulk of its cash-flow to come from these areas and will be supplemented by revenue from the company’s software services.

During 2018, the company entered into an agreement with Jabil, a manufacturing company to build and test prototypes. The statement of work estimates the total cost to be $541,000. Payment is through the amortization of the total cost per unit price of the product based on the forecasted volume of product to be purchased by the company during the first 24 months of full commercial production of the products. To date, no such production has occurred, and no work related to the agreement has been performed.

As of December 31, 2020, the company has achieved the following milestones:

•	Closed $1.0M in new funding.

•	In production with Tempo.

•	Preparing Luma for production.

•	Preparing SideCar for production.

•	Has completed a POC for the world’s highest resolution Cinema quality camera (Cinapse).

As part of its plan of operations, Epilog intends to execute the following milestones over the course of the next 12 months:

•	Clinical trials and regulatory approval of the Tempo product line, customer deliveries.

•	Deployment of Luma system at mass transit and public utility trials, customer deliveries.

•	SideCar customer trials and deliveries.

•	Establish distribution channels and/or OEM partnerships for Luma/Tempo and SideCar.

Trend Information

The company believes that business trends are leaning towards automation and reducing laborious tasks.

●

Luma assists with reducing the laborious task of managing people and vehicle in queues. Therefore, the company believes that Luma positions the company perfectly with regards to these automation trends.

●	Market data suggest both young and older consumers have a preference towards driving less or not at all. SideCar addresses this preference head on.

●	In addition, in light of COVID-19, Tempo was designed by the company as a digital health assistance system

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Specifically, the company believes the following consumer trends contribute to a successful launch of SideCar, Luma and Tempo:

●	Businesses prefer to assign repetitive tasks to machines, this saves labor costs, improves efficiency and consistency.

●	Increasing trends of urbanization mean extended commute times and traffic jams, all this favors driver assistance systems (self-driving).

●	According to kbb.com the estimated average transaction price for a light vehicle in the US was $37,876 in February 2020 (up 30% since 2010).

●	Advanced driving features are increasingly being bundled with electric cars. Not everyone wants an electric car and most everyone stuck in traffic jams could use driver assistance.

●

We expect the repercussions of the 2019 pandemic extending well into 2022 with business and consumers alike taking extra precautions by social distancing. Tempo has been positioned to assist in offering an extra measure of safety.

Subsequent Events

•

On January 22, 2021 the company issued a total of 17,667 shares of Common Stock priced at $0.75 cents a share to Toby Thiermann and Scott Liserson, principals at Lens Fire Films, in lieu of services/video production of Epilog Reg A+ campaign video.

•

On February 24, 2021 the company entered a zero interest loan agreement with StartEngine Primary, LLC to cover the cost of up to $50K in advertising and promotion services for the TTW campaign. The loan is to be repaid at the close of the Reg A+ offering.

•	Between March 1-14, 2021 the company conducted it’s Reg A+ TTW campaign, on CNN, NFL NET, BLOOMBERG networks.

•

On March 11, 2021 the company entered an escrow services agreement with Prime Trust, LLC. Prime Trust serves as a third party escrow agent for subscribers to the Epilog Regulation A+ offering, up to a maximum of 5,000,000.

•	On March 28, 2021 the company launched its Reg A+ campaign on Start Engine.

•	As of April 22 2021, the company sold 372,220 shares of Common Stock at a price of $1.40 per share for a total of $521,109.

REGULATORY INFORMATION

Disqualification

No disqualifying events have been recorded with respect to the company or its officers or directors.

Regulation A filings

The company also makes filings under Regulation A under the Securities Act. You can find those filings, including exhibits such as corporate documents and material contracts, at www.sec.gov.

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FINANCIAL STATEMENTS

EPILOG IMAGING SYSTEMS, INC.

Financial Statements

For the Year Ended December 31, 2020 and December 31, 2019

(audited)

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  EPILOG IMAGING SYSTEMS, INC.

BALANCE SHEETS

	December 31, 2020	December 31, 2019
ASSETS
Current Assets
Cash and cash equivalents	$376,482	$30,704
Total Current Assets	376,482	30,704

Furniture and Equipment	23,388	-
Security Deposit	2,170	-
Intangible assets net	311,549	328,861
TOTAL ASSETS	$713,589	$359,565

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable	$75,165	$197,408
Accrued interest related party	96,513	94,101
Advances - related party	13,677	10,282
Convertible Notes	-	30,000
Notes payable related party	227,525	223,525
Total Current Liabilities	412,880	555,316

TOTAL LIABILITIES	412,880	555,316

Commitments and Contingencies	-	-

STOCKHOLDERS' DEFICIT
Common Stock, 0.0001 par value, authorized 345,000,000 shares 13,684,927 and 12,927,696 shares issued and outstanding as of December 31, 2020 and, 2019 respectively	1,365	1,226
Additional paid in capital	1,428,479	580,849
Subscriptions receivable	(90,534)	-
Shares to be issued	31,255	-
Accumulated deficit	(1,069,855)	(777,826)
TOTAL STOCKHOLDERS' DEFICIT	300,709	(195,751)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$713,589	$359,565

The accompanying footnotes are an integral part of these financial statements.

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EPILOG IMAGING SYSTEMS, INC.

STATEMENTS OF OPERATIONS

For the years ended

	2020	2019
Revenue	$10,000	$9,990
Cost of goods sold	8,827	-
Gross profit	1,173	9,990

Expenses
General and Administrative Expenses	165,751	18,902
Payroll Expense	83,057	-
Professional Fees	77,157	24,141
Research and development	12,334	8,861
Depreciation and Amortization	24,800	22,942
Total operating expenses	363,099	74,846

Net income (loss) from operations	(361,926)	(64,856)

Other Income (expenses)
Gain on debt settlement	72,309	-
Interest expense	(2,412)	-
Total other income (expenses)	69,897	-

Net income (loss) before income taxes	(292,029)	(64,856)
Provision for income taxes	-	-
Net income (loss)	$(292,029)	$(64,856)

Net income (loss) per common share basic and diluted	$(0.02)	$(0.01)

Weighted average number of common shares basic and diluted	13,684,927	12,260,913

The accompanying footnotes are an integral part of these financial statements.

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  EPILOG IMAGING SYSTEMS, INC.

STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIT

For the years ended December 31, 2019 and 2020

	Common Stock		Additional Paid in	Shares to be	Subscriptions	Accumulated
	Shares	Amount	Capital	issued	Receivable	Deficit	TOTAL
Balance December 31, 2018	12,297,696	$1,226	$580,849	$-	$-	$(712,970)	$(130,895)

Net income (loss)	-	-	-			(64,856)	(64,856)
Balance December 31, 2019	12,297,696	1,226	580,849	-	-	(777,826)	(195,751)

Shares issued for cash	1,387,231	139	1,009,031		(90,534)	-	918,635
Issuance fees			(161,467)				(161,467)
Shares to be issued				31,255			31,255
Shares issued for services			66				66
Net income (loss)	-	-	-			(292,029)	(292,029)
December 31, 2020	13,684,927	$1,365	$1,428,479	$31,255	$(90,534)	$(1,069,855)	$300,709

The accompanying footnotes are an integral part of these financial statements.

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  EPILOG IMAGING SYSTEMS, INC.

 STATEMENT OF CASH FLOWS

For the years ended December 31,

	2020	2019
OPERATING ACTIVITIES
Net Income (Loss)	$(292,029)	$(64,856)
Amortization	24,800	22,942
Professional fees expensed to additional paid in capital	66	-
Change in accounts payable	(122,242)	46,343
Change in other assets	(2,170)	-
Change in accrued expenses	5,807	2,720
Net Cash Used by Operating Activities	(385,768)	7,149

Cashflow from investing activities
Purchase of equipment	(25,189)	-
Patent filings	(5,688)	(44,123)
Total Net Cash Used by Operating Activities	(30,877)	(44,123)

FINANCING ACTIVITIES:
Proceed from issuance of common stock	788,423	-
Proceed from (payments on) convertible notes	(30,000)	30,000
Proceeds from Payments to - Related Party	4,000	37,150
Net Cash Provided by Financing Activities	762,423	67,150

NET INCREASE (DECREASE) IN CASH	345,778	30,176

CASH AT BEGINNING OF PERIOD	30,704	528

CASH AT END OF PERIOD	$376,482	$30,704

Supplemental Cashflow Information
Interest Paid	$-	$-

The accompanying footnotes are an integral part of these financial statements.

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EPILOG IMAGING SYSTEMS, INC.

NOTES TO THE FINANCIAL STATEMENTS

For the year ended December 31, 2020 and December 31, 2019

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Epilog Imaging Systems, Inc. (“the Company”) was incorporated on June 28, 2010 under the laws of the State of Delaware, and is headquartered in San Jose, CA. The Company is creating imaging technologies that meet and exceed the capabilities of human vision.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  In the opinion of management, all adjustments considered necessary for a fair presentation have been included.  All such adjustments are normal and recurring in nature.   The Company’s fiscal year‐end is December 31.

Going Concern

The financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the normal course of business. The Company had a total accumulated deficit of $1,069,855 as of December 31, 2020. Therefore, there is substantial doubt about the ability of the Company to continue as a going concern. There can be no assurance that the Company will achieve its goals and reach profitable operations and is still dependent upon its ability (1) to obtain sufficient debt and/or equity capital and/or (2) to generate positive cash flow from operations.

In December 2019, a novel strain of coronavirus (COVID-19) was reported in Wuhan, China and has spread throughout the United States and the rest of the world. The World Health Organization has declared the outbreak to constitute a “Public Health Emergency of International Concern.” This contagious disease outbreak, which has not been contained, and is disrupting supply chains and affecting production and sales across a range of industries in United States and other companies as a result of quarantines, facility closures, and travel and logistics restrictions in connection with the outbreak, as well as the worldwide adverse effect to workforces, economies and financial markets, leading to a global economic downturn. Therefore, the Company expects this matter to negatively impact its operating results. However, the related financial impact and duration cannot be reasonably estimated at this time.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Such estimates may be materially different from actual financial results. Significant estimates include the recoverability of long-lived assets, the collection of accounts receivable and valuation of inventory and reserves.

Risks and Uncertainties

As of December 31, 2020, the Company has not commenced full scale operations. The Company’s activities since inception have consisted of service and business development. Once the Company commences its planned full‐scale operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s plans or failing to profitably operate the business; recessions, downturns, changes in local competition or market conditions; governmental policy changes; or a host of other factors beyond the Company’s control. Any of these adverse conditions could negatively impact the Company’s financial position

Cash and Cash Equivalents

We maintain the majority of our cash accounts at a commercial bank. The total cash balance is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 per commercial bank, at times we may exceed the FDIC limits. For purposes of the statement of cash flows we consider all cash and highly liquid investments with initial maturities of one year or less to be cash equivalents. No losses have been recognized related to the amount in excess of FDIC limit.

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Accounts Receivable

We grant credit to our customers and do not require collateral. Our ability to collect receivables is affected by economic fluctuations in the geographic areas and industries served by us. Reserves for un-collectable amounts are provided, based on past experience and a specific analysis of the accounts. Although we expect to collect amounts due, actual collections may differ from the estimated amounts.

Long –Lived Assets

Our management assesses the recoverability of its long-lived assets by determining whether the depreciation and amortization of long-lived assets over their remaining lives can be recovered through projected undiscounted future cash flows. The amount of long-lived asset impairment if any, is measured based on fair value and is charged to operations in the period in which long-lived assets impairment is determined by management. There can be no assurance however, that market conditions will not change or demand for our services will continue, which could result in impairment of long-lived assets in the future.

Advertising costs

The Company’s advertising costs are expensed as incurred.  During the year ended December 31, 2020 and 2019, the Company recognized $78,705 and $1,453 in advertising costs, respectively, recorded under the heading ‘General and administrative’ in the statements of operations.

Intangibles

Intangible assets purchased or developed by the Company are recorded at cost. Amortization is recognized over the estimated useful life of the asset using the straight‐line method for financial statement purposes. The Company reviews the recoverability of intangible assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. No impairment was considered necessary at December 31, 2020 or December 31, 2019.

Convertible Notes

The Company received $30,000 from an investor in December 2019 for a convertible note as part of a funding campaign. The loan was never finalized, and the funds were returned to the investor in January 2020. There was no actual note signed and therefore no specific terms.

Revenue Recognition

The Company recognizes revenue under ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” (“ASC 606”).

Performance Obligations Satisfied Over Time

FASB ASC 606-10-25-27 through 25-29, 25-36 through 25-37, 55-5 through 55-10

An entity transfers control of a good or service over time and satisfies a performance obligation and recognizes revenue over time if one of the following criteria is met:

a. The customer receives and consumes the benefits provided by the entity’s performance as the entity performs (as described in FASB ASC 606-10-55-5 through 55-6).

b. The entity’s performance creates or enhances an asset (for example, work in process) that the customer controls as the asset is created or enhanced (as described in FASB ASC 606-10-55-7).

c. The entity’s performance does not create an asset with an alternative use to the entity (see FASB ASC 606-10-25-28), and the entity has an enforceable right to payment for performance completed to date (as described in FASB ASC 606-10-25-29).

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Performance Obligations Satisfied at a Point in Time

FASB ASC 606-10-25-30

If a performance obligation is not satisfied over time, the performance obligation is satisfied at a point in time. To determine the point in time at which a customer obtains control of a promised asset and the entity satisfies a performance obligation, the entity should consider the guidance on control in FASB ASC 606-10-25-23 through 25-26. In addition, it should consider indicators of the transfer of control, which include, but are not limited to, the following:

a. The entity has a present right to payment for the asset

b. The customer has legal title to the asset

c. The entity has transferred physical possession of the asset

d. The customer has the significant risks and rewards of ownership of the asset

e. The customer has accepted the asset

The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods and services transferred to the customer. In Addition a) the company also does not have an alternative use for the asset if the customer were to cancel the contract, and b.) has a fully enforceable right to receive payment for work performed (i.e., customers are required to pay as various milestones and/or timeframes are met)

For the year ended December 31, 2020 and 2019 the company recognized $10,000 and $9,990 respectively. The revenue in 2020 and 2019 was derived solely from one customer

Epilog was founded with the goal of using robotics and computer vision to help humans with repetitive/robotic tasks.  Specifically, the company develops artificial intelligence (“AI”) vision products related to automobiles, self-driving, and the transportation industry.  The company is seeking to bring human quality, AI based vision driver assistance technology to millions of cars already on the road today (mobile solution) as well as queue management system for monitoring the flow of people and vehicles (stationary solution). The company’s products offer exceptionally high image quality AI in compact and cost-efficient devices, best suited to monitoring large spaces, for example, highways, transportation hubs, parking lots and arenas.

The Company is unable to reasonably estimate future costs that will be incurred under its warranty program on revenue recognized as of December 31, 2020 and the Company anticipates the amounts associated with revenues recognized as of December 31, 2020 to be immaterial to the financial statements.

Fair Value of Financial Instruments

The Financial Accounting Standards Board issued ASC (Accounting Standards Codification) 820-10 (SFAS No. 157), “Fair Value Measurements and Disclosures” for financial assets and liabilities. ASC 820-10 provides a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. FASB ASC 820-10 defines fair value as the price that would be received for an asset or the exit price that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. FASB ASC 820-10 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs, where available. The following summarizes the three levels of inputs required by the standard that the Company uses to measure fair value:

•

Level 1 ‐ Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange‐traded instruments and listed equities.

•

Level 2 ‐ Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

•

Level 3 ‐ Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The Company’s financial instruments consist of cash, prepaid expenses, inventory, accounts payable, convertible notes payable, advances from related parties. The estimated fair value of cash, prepaid expenses, investments, accounts payable, convertible notes payable and advances from related parties approximate their carrying amounts due to the short-term nature of these instruments.

The carrying amount of accounts payable and accrued expenses are considered to be representative of their respective fair values because of the short-term nature of these financial instruments.

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Other Comprehensive Income

We have no material components of other comprehensive income (loss) and accordingly, net loss is equal to comprehensive loss in all periods.

Net Profit (Loss) per Common Share

Basic profit / (loss) per share is computed on the basis of the weighted average number of common shares outstanding. At December 31, 2020, we had outstanding common shares of 13,684,927 used in the calculation of basic earnings per share. Basic Weighted average common shares and equivalents for the year ended December 31, 2020 were 13,684,927. As of December 31, 2020, there no outstanding instruments that could be dilutive and diluted weighted average common shares and equivalents were withheld from the calculation as they were considered anti-dilutive.

Research and Development

Research and development costs, including salaries, research material, and administrative costs are expensed as incurred. During the year ended December 31, 2020 and 2019, the Company recognized $12,334 and $8,861 in research and development costs, respectively.

Share-Based Compensation

The Company accounts for stock‐based compensation in accordance with ASC Section 718 Compensation – Stock Compensation. Under the fair value recognition provisions of ASC 718, stock‐based compensation cost is measured at the grant date based on the fair value of the award.

On September 14, 2020 the board of directors approved to allocated 670,000 shares at total price of $67 for services rendered in 2019 and 670,000 shares for services rendered in 2020 to key individuals to be granted once the company stock option plan is in place.

Income Taxes

Federal Income taxes are not currently due since we have had losses since inception.

On December 22, 2018 H.R. 1, originally known as the Tax Cuts and Jobs Act, (the “Tax Act”) was enacted. Among the significant changes to the U.S. Internal Revenue Code, the Tax Act lowers the U.S. federal corporate income tax rate (“Federal Tax Rate”) from 35% to 21% effective January 1, 2018. The Company will compute its income tax expense for the year ended December 31, 2020 using a U.S. Federal Tax Rate of 21% and an estimated state of California rate of 9%.

The Company files income tax returns in the U.S. federal jurisdiction and the state of California. The Company is no longer subject to U.S. federal tax examinations for years prior to fiscal 2018. Income taxes are provided based upon the liability method of accounting pursuant to ASC 740-10-25 Income Taxes – Recognition. Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard required by ASC 740-10-25-5.

Deferred income tax amounts reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes.

As of December 31, 2020, we had a net operating loss carry-forward of approximately $(1,069,855) and a deferred tax asset of $320,957 using the statutory rate of 30% (US. Federal rate of 21% and the state of California rate of 9%. For tax years prior to January 2018, the deferred tax asset may be recognized in future periods, not to exceed 20 years. Under the CARES Act, NOLs arising in tax years beginning after December 31, 2017, and before January 1, 2021 (e.g., NOLs incurred in 2018, 2019, or 2020 by a calendar-year taxpayer) may be carried back to each of the five tax years preceding the tax year of such loss. Since the enactment of the Tax Cuts and Jobs Act of 2017 (TCJA), NOLs generally could not be carried back but could be carried forward indefinitely. Further, the TCJA limited NOL absorption to 80% of taxable income. The Cares act temporarily removes the 80% limitation, reinstating it for tax years beginning after 2020. However, due to the uncertainty of future events we have booked valuation allowance of $(320,957). FASB ASC 740 prescribes recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FASB ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. At December 31, 2020 the Company had not taken any tax positions that would require disclosure under FASB ASC 740.

	December 31, 2020	December 31, 2019
Deferred Tax Asset	$320,957	$233,348
Valuation Allowance	(320,957)	(233,348)
Deferred Tax Asset (Net)	$-	$-

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Recently Issued Accounting Standards

The Company is reviewing the effects of following recent updates. The Company has no expectation that any of these items will have a material effect upon the financial statements.

In June 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-13, Financial Instruments—Credit Losses [codified as Accounting Standards Codification Topic (ASC) 326]. ASC 326 adds to US generally accepted accounting principles (US GAAP) the current expected credit loss (CECL) model, a measurement model based on expected losses rather than incurred losses. Under this new guidance, an entity recognizes its estimate of expected credit losses as an allowance, which the FASB believes will result in more timely recognition of such losses. This will become effective in January 2023 and the impact on the company is under evaluation.

Update 2020-06—Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This was issued in August of 2020 and will become effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years.  We are in the process of evaluating the impact to the company.

NOTE 2 – PLANT AND EQUIPMENT

Property and equipment is recorded at cost. Depreciation is provided over the estimated useful lives of the related assets using the straight‐line method for financial statement purposes. Additions and improvements are capitalized while routine repairs and maintenance are charged to expense as incurred. Upon sale or disposition, the recorded asset cost and accumulated depreciation are removed from accounts and the net amount, less proceeds received from disposal, is charged or credited to other income or expense. The Company reviews the recoverability of all long‐lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long‐lived asset might not be recoverable. No impairment was considered necessary at December 31, 2020 and December 31, 2019. Assets were fully depreciated at December 31, 2019. For the year ended December 31, 2020 the company acquired additional equipment at a cost of $25,189. Depreciation expense for the year ended December 31, 2020 and 2019 was $1,800 and $0 respectively

Plant and Equipment	December 31, 2020	December 31, 2019
Furniture and Equipment	$73,710	$55,935
Warehouse Equipment	9,902	2,488
Total Plant and Equipment (Gross)	83,612	58,423
Accumulated Depreciation	(60,222)	(58,423)
Total Plant and Equipment (Net)	$23,390	$-

NOTE 3 – INTANGIBLE ASSETS

Intangible assets	December 31, 2020	December 31, 2019

Patent/Super Resolution Imaging	$220,875	$215,187
Epilog Name Purchase	12,000	12,000
Intangibles - Patent # 7274381	130,000	130,000
Intangibles - Patent # 7573715	130,000	130,000
Intangibles - Patent # 6833843	130,000	130,000
Intangibles - Website	10,000	10,000
Total Intangible Assets (Gross)	632,875	627,187

Accumulated Amortization	(321,326)	(298,326)

Total Intangible Assets (Net)	$311,549	$328,861

Amortization expense for the year ended December 31, 2020 and 2019, was $23,000 and $22,942, respectively. Other intangible assets in the table above consist of the purchase of the website and the company name.  Patent filings are for patents that have not yet been issued and therefore have not yet begun being amortized.

The patents that are being amortized were purchased and recorded at cost.

Management periodically considers the need for impairment of the intangible assets and currently has no need for impairment.

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NOTE 4 – COMMITMENTS AND CONTINGENCIES

During 2018, the Company entered into an agreement with a manufacturing company to build and test the prototypes. The statement of work estimates the total cost to be $541,000. Payment is through the amortization of the total cost per unit price of the product based on the forecasted volume of product to be purchased by the Company during the first 24 months of full commercial production of the products. To date, no such production has occurred, and no work related to the agreement has been performed.

On April 1, 2020 Epilog entered a lease agreement for R&D space located at 155 Dubois Street, Suite D  Santa Cruz, CA 95060. The original term of the lease was April 1, 2020 through April 31, 2021 at the rate of $2,170 per month. On August 1, 2020 the lease was revised to include some additional space and extended through Dec 31, 2021. The new monthly rate effective August 1, 2020 is $2,470 per month and will increase to $2,544 per month on May 1, 2021. For the years ended December 31, 2020 and 2019 we recognized rent expense of $20,272 and $1,740 respectively.

Schedule of short-term lease obligations:

2021	$30,232
Total	$30,232

NOTE 5 – RELATED PARTY TRANSACTIONS

During the 2020 and, a shareholder of the Company advanced funds for operations. At December 31, 2020 and December 31, 2019, the amount of advances outstanding is $227,525 and $223,525, respectively, and are recorded under ‘notes payable related party’ on the balance sheets. These advances accrue interest at the minimum federal statutory rate to comply with related party rules and Section 7872. The accrued interest balance at December 31, 2020 and December 31, 2019, was $96,513 and $94,101, respectively. During October 2018, the Company’s chief technology officer purchased 1,716,528 common shares, and a family member of the CEO purchased 122,609 common shares. There were no stock issuances to related parties in 2020 or 2019.

NOTE 6 – STOCKHOLDERS’ EQUITY

The Company has authorized 25,000,000 shares of common stock at $0.0001 par value. In 2020, the Company issued a total of 1,387,231 common shares for cash proceeds of $788,423 net of issuance costs of $161,467  We also had 42,962 shares to be issued for a total dollar amount of $31,255. We also had outstanding stock subscriptions receivable of $90,534.

On September 14, 2020 the board of directors approved to allocated 670,000 shares at total price of $67 for services rendered in 2019 and 670,000 shares for services rendered in 2020 to key individuals to be granted once the company stock option plan is in place.

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NOTE 7 – SUBSEQUENT EVENTS

On February 1, 2021 we issued 42,962 shares from our Reg CF offering valued at $.75 per share for a total of $31,255.

On January 22, 2021 the company issued a total of 17,667 shares of common stock priced at 75 cents a share to Toby Thiermann and Scott Liserson, principals at Lens Fire Films, in lieu of services/video production of Epilog Reg A+ campaign video.

On February 24, 2021 the company entered a zero interest loan agreement with StartEngine Primary, LLC to cover the cost of up to $50K in advertising and promotion services for the TTW campaign. The loan is to be repaid at the close of the Reg A+ offering.

Between March 1-14, 2021 the company conducted it’s Reg A+ TTW campaign, on CNN, NFL NET, BLOOMBERG networks.

On March 11, 2021 the company entered an escrow services agreement with Prime Trust, LLC. Prime Trust serves as a third party escrow agent for subscribers to the Epilog Regulation A+ offering, up to a maximum of 5,000,000.

On March 16, 2021 the company completed filing of registration to sell shares in Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri. Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, Wyoming, U.S. Virgin Islands and Puerto Rico.

On March 28, 2021 the company launched it’s Reg A+ campaign on Start Engine.

As of April 22 2021, the company sold 372,220 shares at a price of $1.40 a share for a total of $521,109.

In accordance with ASC 855, the Company has analyzed its operations subsequent to December 31, 2020 through April 22, 2021, and has determined that it does not have any other material subsequent events to disclose in these financial statements.

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SIGNATURES

Pursuant to the requirements of Regulation Crowdfunding, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Registrant	Epilog Imaging Systems, Inc.

	By:	/s/ Michael Mojaver
Michael Mojaver
Chief Executive Officer
Date: April 29, 2021

Pursuant to the requirements of Regulation Crowdfunding, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

By:	/s/ Michael Mojaver
Michael Mojaver
Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Director
Date: April 29, 2021

By:	/s/ Lance Mojaver
Lance Mojaver, CTO
Date: April 29, 2021

By:	/s/ Rony Greenberg
Rony Greenberg, Director
Date: April 29, 2021

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